Exhibit 99.1

FOR IMMEDIATE RELEASE

OCTOBER 22, 2014

Contact:	Jill McMillan, Director of Communications and Investor Relations
Phone: (214) 721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM, LLC DROPS DOWN E2 ENTITIES

TO ENLINK MIDSTREAM PARTNERS, LP

E2 Entities Provide Condensate Stabilization and

Gas Compression Services for Growing Utica Production

DALLAS, October 22, 2014 — EnLink Midstream Partners, LP (NYSE: ENLK) (“ENLK” or the “Partnership”) today announced that it has acquired equity interests in E2 Appalachian Compression, LLC and E2 Energy Services, LLC (together “E2”) from EnLink Midstream, LLC (NYSE: ENLC) (“ENLC” or the “General Partner”). The total consideration for the transaction is approximately $193 million, including a cash payment of $163 million and approximately 1.0 million ENLK units. ENLC expects to use the majority of the cash it received in the transaction to repay indebtedness.  This transaction marks the first drop down from ENLC to ENLK as part of the Partnership’s strategic growth plan.

EnLink Midstream’s strategy in the Utica and Marcellus shale plays is primarily focused on stabilizing and transporting condensate via pipeline, rail, barge and trucking operations. The addition of the E2 assets further builds upon the Partnership’s existing platform in the region, where EnLink Midstream expects to have invested approximately $700 million by the end of 2015, including the drop down of E2. The E2 assets are supported by a long-term, fee-based contract, including minimum volume commitments, with Antero Resources (NYSE: AR), one of the most active drillers in the Utica and Marcellus region. Once all the E2 stabilization and compression facilities are complete in the first half of 2015, they are expected to generate approximately $20-25 million per year of adjusted EBITDA.  Adjusted EBITDA is explained in greater detail under “Non-GAAP Financial Information.”

“We continue to make significant progress and enhance our position for substantial growth in the Utica and Marcellus shale plays,” said Barry E. Davis, EnLink Midstream President and Chief Executive Officer. “Our relationship with Antero Resources, a leading oil and gas exploration and production company in the region, is a key component of this growth, and we expect additional opportunities from our expanded platform in the region.

“Unitholders of ENLK and ENLC will continue to benefit from this and future drop down transactions, which is one of several strategies for growth. We expect additional drop downs of assets held by our General Partner as well as assets held by our sponsor, Devon Energy Corporation. These types of transactions support our ability to double the size of the company by 2017.”

E2’s assets include five condensate stabilization and natural gas compression stations with combined capacities of 19,000 barrels per day (bpd) of condensate stabilization and 580 million cubic feet per day (MMcf/d) of natural gas compression. Currently, three of the five stations are in service and commercial start-up of the two remaining stations is expected in the first half of 2015. By the end of 2015, EnLink Midstream’s assets in the Ohio River Valley are expected to include approximately 250 miles of crude and stabilized condensate pipelines, 11 condensate stabilization and gas compression stations with a total capacity of approximately 60,000 barrels per day of condensate and approximately 1.2 Bcf per day of natural gas compression, over 110 trucks and rail and barge terminals.

About the EnLink Midstream Companies

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 7,400 miles of gathering and transportation pipelines, 13 processing plants with 3.4 billion cubic feet per day of net processing capacity, seven fractionators with 252,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink Midstream companies can be found at www.EnLink.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the General Partner based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the General Partner believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future financial performance of our assets, demand for our services and the underlying commodities, forecasts regarding capacity, incremental investment, project costs and timing for completing the projects described herein, changes in laws applicable to us and our businesses, as well as the Partnership’s and the General Partner’s future growth and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the

General Partner, which may cause the Partnership’s and the General Partner’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the General Partner’s filings with the Securities and Exchange Commission. The Partnership and the General Partner have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This press release contains a non-generally accepted accounting principle financial measure that we refer to as adjusted EBITDA. We define adjusted EBITDA as net income plus interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation, (gain) loss on noncash derivatives, transaction costs, distribution of equity investment and non-controlling interest, and income (loss) on equity investment.

The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP).

The Partnership and General Partner believe this measure is useful to investors because it may provide users of this financial information with a meaningful comparison between current results and prior-reported results and a meaningful measure of the Partnership’s and the General Partner’s cash flow after it has satisfied the capital and related requirements of its operations.

Adjusted EBITDA, as defined above, is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership’s and the General Partner’s performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP.

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